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EXHIBIT 10.0


                     EQUIPMENT LEASE AND OPERATING AGREEMENT

This Agreement, dated __________________, between:

Lessee:
Total Recycling Services of Connecticut, Inc.
PO Box 436
Ridgefield, NJ  07657

and

Owner:
Connecticut Waste Oil, Inc.
And Joseph Peruti
1250 Old Colony Road
Wallingford, CT  06492

                               W I T N E S S E T H

         WHEREAS, the Owner possess certain equipment and other necessary tools for the collection of waste oil, used oil filters, and other hazardous and non-hazardous recyclable waste; and

         WHEREAS, the Lessee contracted to purchase some of the assets of the owner and wishes to assume business operations prior to closing; and

         WHEREAS, the Owner and Lessee wish to enter an agreement whereby the Owner will lease necessary equipment to Lessee prior to closing;

         NOW, THEREFORE, in consideration of the mutual promises and covenants set forth below, the parties agree as follows:

         1. Operating Agreement. Owner agrees to lease to Lessee exclusive use of all equipment subject to this lease, and to provide lessee customer contacts and information so as to allow Lessee to service customers.


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         2. Equipment Subject to Lease/Operating Agreement. The equipment listed on the attached Equipment Schedule shall be the subject of this lease/operating agreement.

         3. Rental Payment. Rent shall be payable at the rate of $ .00 per month commencing on the date of this agreement.

         4. Term. This Lease/Operating Agreement shall begin on the above effective date and shall terminate on a certain date three months later unless terminated earlier or extended by consent of both of the parties.

         5. Risk of Loss or Damage. The Lessee assumes all risks of loss of and damage to the equipment from any cause.

         6. Care and Operation of Equipment. The equipment may only be used and operated in a careful and proper manner. Its use must comply with all laws, ordinances and regulations relating to the possession, use or maintenance of the equipment, including registration and/or licensing requirements, if any.

         7. Alterations. Lessee shall make no alterations to the equipment without prior consent of the Owner. All alterations shall be the property of the Owner and subject to the terms of this Operating Agreement.

         8. Maintenance and Repair. The Lessee shall maintain the equipment in good repair and operating condition, allowing for reasonable wear and tear. The Lessee shall pay all costs required to maintain the equipment in good operating condition. Such costs shall include labor, material, parts and similar items.

         9. Owner's Right of Inspection. The Owner shall have the right to inspect the equipment during Lessee's normal business hours.

         10. Option to Renew. Lessee shall have first option to renew this agreement on such terms as the parties may agree at the end of the lease term.


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         11. Application of Rent Toward Purchase Option. Each monthly rental payment then made shall be applied to the purchase price should Lessee choose to exercise the purchase option.

         12. Acceptance of Equipment. The Lessee shall inspect each item of equipment delivered pursuant to this Operating Agreement. The Lessee shall immediately notify the Owner of any discrepancies between such item of equipment and the description of the equipment in the Equipment Schedule attached as exhibit A. If the Lessee fails to provide such notice in writing within 10 days after the delivery of the equipment, the Lessee will be conclusively presumed to have accepted the equipment as specified in the Equipment Schedule.

         13. Ownership and Status of Equipment. The equipment will be deemed to be personal property, regardless of the manner in which it may be attached to any other property. The Owner shall be deemed to have retained title to the equipment at all times, unless the Owner transfers the title by sale. The Lessee shall immediately advise the Owner regarding any notice of any claim, levy, lien or legal process issued against the equipment.

         14. Warranties. The Owner makes no warranties, express or implied, as to the equipment subject to this Operating Agreement. The Lessee assumes the responsibility for the condition of the equipment.

         15. Indemnity of Owner for Loss or Damages. If the equipment is damaged or lost, the Owner shall have the option of requiring the Lessee to repair the equipment to a state of good working order, or replace the equipment with like equipment in good repair, which equipment shall become the property of the Owner and subject to this Operating Agreement.

         16. Liability and Indemnity for Personal Injuries. Liability for injury, disability and death of workers and other persons caused by operating, handling or transporting the equipment during the term of this Operating Agreement is the obligation of the Lessee, and the Lessee shall indemnify and hold the Owner harmless from and against all such liability.


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         17. Liability Insurance. During the term of this Operating Agreement, the Lessee shall maintain public liability insurance of an amount equal to the fair market value of the leased equipment.

         18. Taxes and Fees. During the term of this Operating Agreement, the Lessee shall pay all taxes, assessments and license and registration fees on the equipment.

         19. Default. The occurrence of any of the following shall constitute a default under this Operating Agreement:

                  19.1. The violation of any provision or requirement that is not corrected within 15 days after notice of the violation is given.

                  19.2. The insolvency or bankruptcy of the Lessee or Owner.

                  19.3. The subjection of any of owner's property to any levy, seizure, assignment, application or sale for or by any creditor or governmental agency.

         20. Remedies. In the event of default, the non-defaulting party may, at its option, declare the lease terminated by sending notice of termination to the offending party via certified mail, return receipt requested. Such termination shall not affect the purchase option, which shall remain in effect and may be exercised up to 15 days after notice of termination.

         21. Notice. All notices required or permitted under this Operating Agreement shall be deemed delivered when delivered in person or by mail, postage prepaid, addressed to the appropriate party at the address shown for that party at the beginning of this Operating Agreement.

         22. Assignment. The Lessee shall not assign this Operating Agreement or any equipment subject to the Operating Agreement, or any interest in this Operating Agreement or any equipment, unless the Owner's prior written consent is obtained.


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         23. Entire Agreement and Modification. This Operating Agreement
constitutes the entire agreement between the parties. No modification or amendment of this Operating Agreement shall be effective unless in writing and signed by the party against whom enforcement is sought.

         24. Severability. If any portion of this Operating Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Operating Agreement is invalid or unenforceable, but that by limiting such provision, it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

         25. Waiver. The failure of either party to enforce any provision of this Operating Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Operating Agreement.

         26. No Effect on Other Agreements. This Agreement is independent of, and shall have no effect on, any other agreement or transactions by and between the parties.

IN WITNESS WHEREOF, the parties have signed, sealed, delivered and acknowledged this agreement as of the date first set forth above. Total Recycling Services of Connecticut, Inc.

                                                    /s/ Andrew V. Latham, Jr.
                                                    Andrew V. Latham, Jr., Pres.
                                                    Connecticut Waste Oil, Inc.

/s/ Joseph Peruti
Joseph Peruti, Pres. & Individually



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                     EQUIPMENT LEASE AND OPERATING AGREEMENT

EXTENSION AND MODIFICATION

This Agreement, dated March 27, 2002, between:

Lessee:
Total Recycling Services of Connecticut, Inc.
PO Box 436
Ridgefield, NJ  07657

and

Owner:
Connecticut Waste Oil, Inc.
And Joseph Peruti
1250 Old Colony Road
Wallingford, CT  06492

                               W I T N E S S E T H

         WHEREAS, the Owner possess certain equipment and other necessary tools for the collection of waste oil, used oil filters, and other hazardous and non-hazardous recyclable waste; and

         WHEREAS, Lessee intends to purchase some of the assets of Owner, and toward that end prepared contracts to complete that purchase; and

         WHEREAS, on December 28, 2001, the Owner and Lessee entered into an Equipment Lease and Operating Agreement to allow Lessee to assume business operations of the Owner prior to closing; and

         WHEREAS, due to unforeseen complications, delays resulted in consummation and closing of the purchase of some of the assets of the owner; and

         WHEREAS, the Lessee wishes to continue business operations of the Owner prior to closing and to extend and modify the Equipment Lease and Operating Agreement;

         NOW, THEREFORE, in consideration of the mutual promises and covenants set forth below, the parties agree as follows:


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         27. Extension. The parties agree that the terms and conditions set forth in a certain Equipment Lease and Operating Agreement dated December 28, 2001 (hereinafter referred to as the "12-28-01 Agreement"), to the extent not modified by this agreement, are extended for the term set forth below.

         28. The 12-28-01 Agreement is modified to designated January 1, 2002 as the effective date of the agreement, which shall be the commencement date for all purposes therein. The reason for this change is for bookkeeping clarification since no business was conducted prior in 2001 under this agreement.

         29. Rental Payment. The 12-28-01 Agreement shall be modified to provide that the rent shall be payable at the rate of $1.00 per month plus other good and valuable consideration.

         30. Term. This agreement shall extend the term of the 12-28-01 agreement for an additional period of 9 months unless terminated earlier or extended by consent of both of the parties. Closing of the purchase agreement between Lessee (or any of its subsidiaries or affiliates) and Owner shall be deemed consent to terminate this agreement.

         IN WITNESS WHEREOF, the parties have signed, sealed, delivered and acknowledged this agreement as of the date first set forth above. Witness:


Total Recycling Services of Connecticut, Inc.
/s/ Andrew V. Latham, Jr.
Andrew V. Latham, Jr., Pres.


Connecticut Waste Oil, Inc.
/s/ Joseph Peruti
Joseph Peruti, Pres. & Individually